                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                     COMPUTER HORIZONS CORP.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                            COMPUTER HORIZONS CORP.
                            49 OLD BLOOMFIELD AVENUE
                     MOUNTAIN LAKES, NEW JERSEY 07046-1495

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

    The Annual Meeting of Shareholders of Computer Horizons Corp. will be held at Headquarters Plaza, Morristown, NJ, on Wednesday, May 3, 2000 at 10:00 A.M., local time, for the following purposes:

    1. To elect directors to serve until the next annual meeting and until their successors are elected and qualify.

    2. To ratify the selection of the accounting firm of Grant Thornton LLP as auditors for the Company's current year.

    3.  To vote on a stockholder proposal if presented by its proponent.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on March 28, 2000 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          WILLIAM J. MURPHY
                                          SECRETARY

Mountain Lakes, New Jersey
April 12, 2000

    IF IT IS CONVENIENT FOR YOU TO DO SO, WE HOPE YOU WILL ATTEND THE MEETING. IF YOU CANNOT, WE URGE YOU TO FILL OUT THE ENCLOSED PROXY CARD AND RETURN IT TO US IN THE ENVELOPE PROVIDED. NO ADDITIONAL POSTAGE IS REQUIRED.

                            COMPUTER HORIZONS CORP.
                            49 OLD BLOOMFIELD AVENUE
                     MOUNTAIN LAKES, NEW JERSEY 07046-1495

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 3, 2000

                            ------------------------

    The enclosed proxy is solicited on behalf of the Board of Directors of the Company and may be revoked at any time before it is finally exercised. As of March 28, 2000, the Company had outstanding 33,152,206 shares of common stock, $.10 par value, each share entitled to one vote. Only shareholders of record at the close of business on March 28, 2000, will be entitled to notice of and to vote at the annual meeting. It is anticipated that the mailing to shareholders of the Proxy Statement and the enclosed proxy will commence on or about
April 12, 2000. Proxies for the annual meeting will be solicited by mail and through brokerage institutions by a solicitor and all expenses involved, including printing and postage, will be paid by the Company.

    All properly executed and unrevoked proxies that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with any specifications therein, or if no specifications are made, will be voted "FOR" the election of the named nominees, for approval of the proposal to ratify the selection of Grant Thornton LLP as auditors and against the stockholder proposal. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. A person present at the meeting may withdraw his or her proxy and vote in person.

    Directors are elected by plurality vote. Any other matter to be voted on at the meeting will require, for approval, the affirmative vote of a majority of the shares of common stock voting on the proposal, and abstentions and broker non-votes will not be counted for this purpose.

                      CERTAIN HOLDERS OF VOTING SECURITIES

    The following table presents certain information with respect to the beneficial ownership of shares of the Company's common stock (its only class of voting securities) on March 28, 2000 (except as noted otherwise), by
(a) persons owning more than 5% of such shares or nominated for election as a director (see "Election of Directors"), (b) the named executive officers identified in the Summary Compensation Table, and (c) all directors and executive officers as a group.

NAME AND ADDRESS OF                                           AMOUNT BENEFICIALLY   PERCENT OF
BENEFICIAL OWNER                                                     OWNED            CLASS
-------------------                                           -------------------   ----------
John J. Cassese.............................................       1,806,504(1)         5.5%
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495

William J. Murphy...........................................         163,815(1)          (2)
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495

Michael J. Shea.............................................          22,575(1)          (2)
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495

Thomas J. Berry.............................................          74,070(1)          (2)
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495

William M. Duncan...........................................          20,300(1)          (2)
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495

Rocco J. Marano.............................................         104,688(1)          (2)
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495

Earl L. Mason...............................................          10,000             (2)
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495

All directors and executive officers........................       2,201,952(3)         6.6%
  as a group (seven persons)
Perkins, Wolf, McConnell & Co...............................       1,875,650(4)         5.7%

------------------------

(1) Includes 804,781 shares issuable upon exercise of options granted under the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plans, as follows: Cassese, 624,264, Murphy 161,600, and Shea, 8,917. Also includes 188,688 shares issuable upon exercise of options granted under the Company's 1991 Directors' Stock Option Plan, as amended, as follows: Berry 70,500, Duncan 20,000, Marano 88,188 and Mason 10,000.

(2) Less than 1%.

(3) Includes all shares issuable upon exercise of options granted under the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plans and the Company's 1991 Directors' Stock Option Plan, as amended, included in Note 1.

(4) Perkins, Wolf, McConnell & Co. filed a Schedule 13G Statement with the Securities and Exchange Commission stating that as of February 11, 2000 it may be deemed to have sole dispositive power and shared power to vote or direct the vote with respect to 1,875,650 shares of the Company's common stock with no sole voting power with respect to the said shares.

                             ELECTION OF DIRECTORS

    The six current members of the Board of Directors have been nominated, for election by the Shareholders, to hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualify. Unless such authority is withheld by an indication thereon, the proxy will be voted for the election of the nominees named herein. An employment agreement between the Company and Mr. Cassese provides that he will be included as a nominee for election at each annual meeting so long as the employment period under his agreement shall not have terminated. See "Executive Compensation" for additional information concerning such agreement.

    If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees and for such person as may be designated by the present Board of Directors to replace such nominee. The Board of Directors does not presently anticipate that any nominee will be unable to be a candidate for election. The following table sets forth certain information regarding the nominees:

                                                   DIRECTOR
NOMINEE                                   AGE       SINCE          PRESENT PRINCIPAL OCCUPATION
-------                                 --------   --------   --------------------------------------
John J. Cassese.......................     55        1969     Chairman and President of the Company

Thomas J. Berry.......................     75        1989     Retired 1993 as Executive Advisor and
                                                              Executive Asst. to Postmaster General
                                                              U.S. Postal Services. Retired 1986 as
                                                              Vice President--AT&T

Rocco J. Marano.......................     72        1995     Retired 1994 as Chairman of Blue Cross
                                                              Blue Shield--New Jersey. Retired as
                                                              Chairman and President of Bellcore
                                                              (Bell Communications Research) in 1991

William M. Duncan.....................     60        1999     Division Executive, Chase Manhattan
                                                              Bank, 1997 to present

William J. Murphy.....................     55        1999     Executive Vice President, Chief
                                                              Financial Officer and Secretary of the
                                                              Company

Earl L. Mason.........................     54        1999     Chief Executive Officer and President,
                                                              Alliant Foodservice, Inc.

    The Board of Directors held 7 meetings during 1999. The Audit Committee, consisting of the Board's outside Directors (Messrs. Berry, Marano, Duncan & Mason), held 2 meetings in 1999, and the Compensation Committee, consisting of the same members, held 1 meeting in 1999.

    The functions of the Audit Committee include reviewing with the independent auditors the objectives and scope of the audit, the audit approach and the results and findings of the audit. The functions also include understanding new accounting pronouncements as they pertain to the Company and recommending to the Board the engagement or discharge of the independent auditors.

    The Compensation Committee considers and authorizes remuneration arrangements for senior management, including the granting of options under the Company's Incentive Stock Option and Appreciation Plans.

    The Company does not have a Nominating Committee.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company for the fiscal years indicated, to the Chief Executive Officer and to each of the Company's other executive officers (together, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION
                                                                                  -----------------------------------
                                                                                          AWARDS             PAYOUTS
                                              ANNUAL COMPENSATION                 -----------------------   ---------
                                 ----------------------------------------------                SECURITIES
                                                                      OTHER       RESTRICTED   UNDERLYING
                                                                     ANNUAL         STOCK       OPTIONS/      LTIP
                                   YEAR      SALARY     BONUS     COMPENSATION      AWARDS        SARS      PAYMENTS
                                 --------   --------   --------   -------------   ----------   ----------   ---------
John J. Cassese................    1999     $450,000   $115,000         --            --          75,000         --
  Chairman of the Board,           1998      400,000    430,000         --            --          75,000         --
  President and Chief Executive    1997      375,000    400,000         --            --          75,000         --
  Officer

William J. Murphy..............    1999      275,000     55,000         --            --          50,000         --
  Executive Vice President,        1998      250,000    165,000         --            --          50,000         --
  Chief Financial Officer and      1997      225,000    150,000         --            --          75,000         --
  Secretary

Michael J. Shea................    1999      137,500     35,000         --            --          10,000         --
  Vice President and Controller    1998      135,400     50,000         --            --           2,000         --
                                   1997      123,300     45,000         --            --           1,125         --


                                    ALL OTHER
                                 COMPENSATION(1)
                                 ----------------
John J. Cassese................      $255,269
  Chairman of the Board,               75,191
  President and Chief Executive        74,393
  Officer
William J. Murphy..............           192
  Executive Vice President,               321
  Chief Financial Officer and             304
  Secretary
Michael J. Shea................         1,769
  Vice President and Controller         1,473
                                        1,435

------------------------------

(1) In 1999, the Company paid the premiums on a whole life insurance policy of $80,000, a universal life insurance policy of $800,000 and a term life insurance policy of $150,000 for Mr. Cassese. The Company also paid the premium on a $3,000,000 split-dollar life insurance policy on the joint lives of Mr. Cassese and his spouse. In addition, the Company paid the premiums on a $150,000 term life insurance policy for Mr. Murphy and a term life insurance policy for Mr. Shea averaging $137,500. Under each such insurance policy, the insured has the right to designate the beneficiaries. The company maintains a defined contribution (401K) savings plan and contributes $.50 for every dollar contributed by all participating employees up to 4% of each employee's salary deferral.

    During 1999, the Company entered into an Executive Compensation Exchange program (ECEP) with Mr. Cassese. Effective 1999, Mr. Cassese waived payments due to be made to him under the non-qualified supplemental retirement agreement. In conjunction with this waiver, the Company entered into an arrangement to purchase a life insurance policy for the benefit of a trust established by Mr. Cassese. The cost of the life insurance policies to the Company has been actuarially determined and will not exceed the after-tax cost the Company expected to incur in connection with the payments under the non-qualified supplemental retirement agreement. In addition, the Company has non-qualified supplemental retirement benefit agreements with Messrs. Murphy and Shea. Under their agreements, Messrs. Murphy and Shea will be entitled to receive $1,000,000 each, upon retirement from the Company at age 65. If Mr. Murphy or Mr. Shea retires from continuous employment with the Company prior to age 65 as a result of total and permanent disability, he will be deemed to have continuously employed by the Company until age 65 for purposes of his agreement. If
Mr. Murphy or Mr. Shea terminates his employment with the Company prior to reaching age 65, other than as a result of death or total and permanent disability, he will be entitled to receive, upon reaching age 65, a retirement benefit based on accrual and vesting formulas set forth in his respective agreement. If Mr. Murphy or Mr. Shea were to terminate his employment as of the date of this Proxy Statement or during the year of 1999; Mr. Murphy's accrued and vested benefit would be $62,500 and Mr. Shea's accrued and vested benefit would be $5,200. If Mr. Murphy or Mr. Shea were to die prior to age 65, while still in the employ of the Company, his beneficiaries would be entitled to receive a lump sum benefit equal to the greater of his accrued and vested benefit and $500,000. Benefits payable upon retirement may be paid in a lump sum or in annual installments at the discretion of the beneficiary. In the event that a Change of Control occurs, Mr. Murphy's and Mr. Shea's entitlements will immediately vest and become payable.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE VALUE
                                                INDIVIDUAL GRANTS                                AT
                                --------------------------------------------------      ASSUMED ANNUAL RATES
                                NUMBER OF    % OF TOTAL                                    OF STOCK PRICE
                                SECURITIES    OPTIONS                                     APPRECIATION FOR
                                UNDERLYING   GRANTED TO                                      OPTION TERM
                                 OPTIONS     EMPLOYEES    EXERCISE OR   EXPIRATION   ---------------------------
                                 GRANTED      IN 1999     BASE PRICE       DATE          5%             10%
                                ----------   ----------   -----------   ----------   -----------   -------------
John J. Cassese...............    75,000        4.74        16.375        2/10/09      673,162       1,799,356
William J. Murphy.............    50,000        3.16        16.375        2/10/09      448,774       1,199,571
Michael J. Shea...............    10,000         .63        10.250         4/6/04       18,747          50,498

    Pursuant to the terms of option grants, upon exercise of such options, if the optionee, while employed by the Company, desires to sell any shares acquired upon exercise of such options, the optionee must first offer such shares to the Company at their then fair market value.

    The following table sets forth certain information concerning stock options exercised in 1999 and/or held as of the end of the year, by the named executive officers. Such options were granted under the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plans. No stock appreciation rights have been granted under either Plan.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 1999 OPTION VALUES

                                                                                               VALUE OF UNEXERCISED
                                                                 NUMBER OF UNEXERCISED             IN-THE-MONEY
                                      SHARES                      OPTIONS AT 12/31/99           OPTIONS AT 12/31/99
                                     ACQUIRED       VALUE     ---------------------------   ---------------------------
NAME                                ON EXERCISE   REALIZED*   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                -----------   ---------   -----------   -------------   -----------   -------------
John J. Cassese...................        --                    624,264           -0-        4,604,907          -0-
William J. Murphy.................        --                    134,100        37,500              -0-          -0-
Michael J. Shea...................     1,350       25,106         9,385        19,208           65,239          -0-

* Value realized is defined by the Securities and Exchange Commission as the difference between the market value, on date of exercise, of shares acquired and the exercise price of the options exercised.

EMPLOYMENT AGREEMENTS

    Mr. Cassese is a party to an Employment Agreement with the Company which expires on February 15, 2001, and which provides for an automatic renewal for successive additional terms of three (3) years unless either party gives at least 180 days prior written notice of intent to terminate. The Agreement provides, among other things, for an annual salary at the current rate of $450,000, with such increases and bonuses, if any, as the Company may determine. The Agreement also provides that if Mr. Cassese terminates his employment following the first anniversary of a Change of Control, he will be entitled to receive a lump sum equal to three times his base salary and highest bonus and continued benefits under Company benefit plans. In addition, the Agreement provides for an entitlement to salary, bonus and continued benefits based on the balance of the employment term (which automatically extends for three years if a Change of Control occurs) in the event of certain other terminations of employment. In general, a Change of Control is deemed to occur if a person or group acquires 20% or more of the Company's outstanding common stock, the Company's shareholders approve, with certain exceptions, a disposition of the Company, or a majority of the directors are succeeded within a 24-month period by individuals not nominated or approved by the Board as previously constituted. The Agreement also provides, in substance, that amounts receivable by Mr. Cassese after a Change of Control, which are subject to additional excise or other taxes, are to be increased to preserve the net benefit to the executive of such payments.

    Mr. Murphy is a party to an employment agreement with a Company which expired on December 31, 1999, and was renewed on January 1, 2000. Mr. Murphy's employment agreement with the Company will automatically renew (unless terminated by either party) each January. The Agreement provides, among other things, for an annual salary at the current rate of $275,000, with such increases and bonuses, if any, as the Board of Directors may determine, together with participation in all benefit plans in which members of the Company's senior management generally are entitled to participate. The Agreement also provides that, if a change of Control occurs and thereafter Mr. Murphy either continues to be employed by the Company through the end of the contract term or his employment is terminated by the Company other than for cause or disability (as such terms are defined in the Agreement) or Mr. Murphy terminates his employment for good reason (as defined in the Agreement), then Mr. Murphy shall be entitled to receive a lump sum equal to two times his base salary and highest bonus (subject to reduction to avoid excise or other taxes) as well as continued benefits under the Company's benefit plans.

    Mr. Shea has an employment agreement with the Company which automatically renews (unless terminated by either party) each March. The Agreement provides for an annual salary at the current rate of $137,500, plus severance pay in the event of termination of employment by the Company. Certain officers of the Company have the right to borrow from the Company against the exercise price of options exercised. As of December 31, 1999, Mr. Shea had total borrowings amounting to $100,000.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION POLICIES

    The Compensation Committee (the "Committee") of the Board of Directors consists of its non-employee Directors. The Committee is responsible for developing policies and making specific recommendations to the Board of Directors with respect to the compensation of the Company's executive officers. The goal of these policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees.

    To help achieve this, the Committee, among other things, considers the chief executive officer's recommendations with respect to other executive officers, evaluates the Company's performance both in terms of current achievements and significant initiatives with long-term implications, assesses the contributions of individual executives, and compares compensation levels with those of other leading companies in similar or related industries.

FISCAL 1999 COMPENSATION

    With respect to the Company's chief executive officer, the Committee focused principally upon recommending to the Board an appropriate base salary increase and incentive compensation. As noted above, the chief executive officer is a party to an employment agreement with the Company that provides for base salary increases and bonuses as the Company may determine. In the view of the Committee, the base salary increase and bonus granted the chief executive officer with respect to 1999 appropriately reflected the Committee's policies outlined above.

    The Company has periodically granted stock options in order to provide certain of its executives with a competitive total compensation package and reward them for their contribution to the Company's long-term share performance. These grants are designed to align the executive's interests with that of the shareholders. During 1999, stock options were granted to Mr. Cassese and to other members of management based upon their actual and potential contributions to the Company.

                                          Compensation Committee

                                          Thomas J. Berry
                                          Rocco J. Marano
                                          William M. Duncan
                                          Earl L. Mason

                            DIRECTORS' COMPENSATION

    Directors who are not employees of the Company, are each entitled to receive as compensation the sum of $12,000 per year. If there are more than four non-telephonic meetings per year, they will each receive an additional sum of $2,000 per non-telephonic meeting. In 1999, the Company incurred an expense of $12,000 each for Messrs. Berry, Marano and Mason.

                  DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

    The Company maintains directors' and officers' liability insurance, providing coverage of up to $15,000,000, subject to a deductible. The policy also insures the Company against amounts paid by it to indemnify directors and officers. The current policy covers a period of one year at an annual premium of approximately $116,000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    During 1999, Mr. Murphy inadvertently filed one report on Form 4 after the filing due date.

                               PERFORMANCE GRAPH

    Below is a graph comparing the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return of companies included in the Nasdaq Market Index and the Index of the Peer Group of Companies selected by the Company:

    The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the Nasdaq Market Index and the Peer Group, is based on the stock price or composite index at the end of fiscal 1993.

    The preceding graph compares the performance of the Company with the Nasdaq Market Index and the Peer Group Index. The Peer Group Index is comprised of four companies, each of whom is engaged not only in professional services, but is also involved in emerging and prospective "total solutions". They are Analysts International Corp., CIBER, Inc., Computer Task Group Inc. and Keane Inc.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                          1994    1995    1996    1997     1998    1999
COMPUTER HORIZONS CORP.  100.00  422.01  641.03  1135.80  664.63  404.08
PEER GROUP INDEX         100.00  134.59  328.86   706.91  620.48  486.31
NASDAQ MARKET INDEX      100.00  129.71  161.18   197.16  278.08  490.46

                                                                   FISCAL YEAR ENDING
                                             ---------------------------------------------------------------
COMPANY                                        1994       1995       1996       1997       1998       1999
-------                                      --------   --------   --------   --------   --------   --------
Computer Horizons..........................   100.00     422.01     641.03    1,135.80    664.63     404.08
Customer Selected Stock List...............   100.00     134.59     328.86      706.91    620.48     486.31
NASDAQ.....................................   100.00     129.71     161.18      197.16    278.08     490.46

                                    AUDITORS

    The Board of Directors, with the approval of the Audit Committee, has selected the firm of Grant Thornton LLP as independent auditors to examine the financial statements of the Company for the year ending December 31, 2000. This selection is being presented to the shareholders for ratification at the annual meeting. If the shareholders do not ratify the employment of Grant Thornton LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

    A representative of Grant Thornton LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he so desires, and to be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSAL

    Mr. John R. Anke of 104 Golfview Drive, Gibsonia, Pennsylvania, 15044, claiming beneficial ownership of shares of Common Stock, submitted the proposal set forth below.

    "Resolved that, the shareholders of Computer Horizons Corp. urge the Computer Horizons Corp. Board of Directors to arrange for the prompt sale of the Computer Horizons Corp. to the highest bidder."

                              SUPPORTING STATEMENT

    The purpose of the Maximize Value Resolution is to give all Computer Horizons Corp. shareholders the opportunity to send a message to the Computer Horizons Corp. Board that they support the prompt sale of the Company to the highest bidder. A strong, or majority, vote by the shareholders would clearly indicate the shareholders' displeasure with management's inability to generate shareholder value.

    The prompt auction of Computer Horizons Corp. should be accomplished by any appropriate process the Board chooses to adopt, including a sale to the highest bidder whether in cash, stock or a combination of both. It is expected that the Board will uphold its fiduciary duties to the utmost during the process.

    The proponent further believes that if the resolution is adopted, the management and the Board will interpret such adoption as a message from the Company's shareholders that it is no longer acceptable for the Board to continue with its current management plan and strategies.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

____The Company's Board of Directors has always been focused on building value for our stockholders. With management, we have worked to manage our businesses to develop a sound financial base, to minimize risks and to create initiatives that position the Company for sustained profitable growth.

____Your Board of Directors does not believe that a sale at this time is in the best interests of stockholders, as it would not maximize shareholder value. On the contrary, the Board firmly believes that shareholder value can best be maximized at this time through our continued pursuit of the Company's strategic initiatives, including those previously announced. As discussed in the Company's Annual Report which accompanies this Proxy Statement, these initiatives include the Company's plan to publicly offer stock in certain of its internet-related operations, including eB Networks and Princeton Softech.

____FOR THESE, AMONG OTHER REASONS, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                               OTHER INFORMATION

____The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without additional compensation. The Company also has retained
Regan & Associates, New York, New York, to assist in soliciting proxies at a cost not to exceed $8,500 exclusive of expenses.

____Proposals of shareholders intended to be presented at the annual meeting to be held in 2001 must be received by the Company no later than December 8, 2000, to be included in the proxy materials for such meeting. Proxies solicited by the Board of Directors for the 2001 Annual Meeting may be voted at the discretion of the persons named in such proxies or their substitutes with respect to any shareholder proposal not included in the Company's proxy statement if the Company does not receive notice of such proposal on or before February 21, 2001.

____The Board of Directors is aware of no other matters that are to be presented to the shareholders for action at the meeting. If, however, any other matters properly come before the meeting, the person named in the enclosed form of proxy will vote such proxies in accordance with his judgment on such matters.

____Upon the written request of any shareholder as of March 28, 2000, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (excluding exhibits), as filed with the Securities and Exchange Commission, will be supplied without charge. Requests should be directed to Shareholder Relations, Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495.

                                          By Order of the Board of Directors,

                                          William J. Murphy
                                          Secretary

Mountain Lakes, New Jersey
April 12, 2000

                                REVOCABLE PROXY
                            COMPUTER HORIZONS CORP.

|X| PLEASE MARK VOTES
    AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF COMPUTER HORIZONS CORP.

The undersigned appoints John J. Cassese as Proxy to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of COMPUTER HORIZONS CORP. to be held at the Headquarters Plaza Hotel on Wednesday, May 3, 2000 at 10:00 A.M. and any adjournment thereof.

                                    DIRECTORS
                                    RECOMMEND
                                      "FOR"
--------------------------------------------------------------------------------
                                                    WITH- FOR ALL
1. The election as directors of all          FOR    HOLD  EXCEPT
   nominees listed (except as marked to      |_|    |_|     |_|
   the contrary below):

   JOHN J. CASSESE, THOMAS J. BERRY, WILLIAM M. DUNCAN,
   ROCCO J. MARANO, EARL L. MASON AND WILLIAM J. MURPHY

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

__________________________________________

--------------------------------------------------------------------------------

                                    DIRECTORS
                                    RECOMMEND
                                      "FOR"
--------------------------------------------------------------------------------
                                             FOR  AGAINST ABSTAIN
2. To ratify the selection of Grant          |_|    |_|     |_|
   Thornton LLP as the Company's
   independent auditors for the current
   year.
--------------------------------------------------------------------------------

                                    DIRECTORS
                                    RECOMMEND
                                    "AGAINST"
--------------------------------------------------------------------------------
                                             FOR  AGAINST ABSTAIN
3. A stockholder proposal urging the         |_|    |_|     |_|
   Board to arrange for the prompt sale
   of the Company.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4. Upon any other matters that may
   properly come before the meeting or
   any adjournment.
--------------------------------------------------------------------------------

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2, AND "AGAINST" ITEM 3.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                             -----------------------------------
Please be sure to sign and date              Date
this Proxy in the box below.
--------------------------------------------------------------------------------


______ Stockholder sign above _____________ Co-holder (if any) sign above ______

--------------------------------------------------------------------------------
  ^ DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED ^

                            COMPUTER HORIZONS CORP.

--------------------------------------------------------------------------------
     Signature(s) should agree with name(s) printed hereon. Please correct any errors in address shown. If signing in representative capacity include full title. Proxies by a corporation should be signed in its name by an authorized officer. Where stock stands in more than one name, all holders of record should sign.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
--------------------------------------------------------------------------------

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW. |_|

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